UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 7, 2007

MURPHY OIL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-8590	71-0361522
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Peach Street P.O. Box 7000, El Dorado, Arkansas	71731-7000
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 870-862-6411

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

Effective June 7, 2007, Murphy Oil Corporation amended its unsecured Revolving Credit facility with a major banking consortium led by JPMorgan Chase. Under the amended and restated 5-year Revolving Credit Agreement, the Company and certain of its wholly-owned subsidiaries may borrow up to $1,962,500,000 until June 2010, up to $1,905,000,000 from June 2010 until June 2011, and up to $1,827,500,000 from June 2011 until June 2012. Borrowings under the facility bear interest at prime or varying cost of fund options. Facility fees are due at varying rates on the commitment.

Item 8.01.	Other Events of Importance to Security Holders

The following information is furnished pursuant to Item 8.01, “Other Events of Importance to Security Holders.”

On June 11, 2007, Murphy Oil Corporation issued a press release announcing that its Canadian subsidiary had acquired Bear Ridge Resources Ltd.’s interest in the Tupper area in British Columbia, Canada. An acquisition price of Cdn. $155 million was paid for a 97% working interest in this undeveloped Montney natural gas play. The full text of this press release is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits

(c)	Exhibits

99.1	A news release dated June 11, 2007 announcing the acquisition of a 97% working interest in the Tupper area undeveloped Montney natural gas play in British Columbia is attached hereto as Exhibit 99.1.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MURPHY OIL CORPORATION

By:	/s/ John W. Eckart
John W. Eckart
Vice President & Controller

Date: June 13, 2007

Exhibit Index

99.1	Press release dated June 11, 2007, as issued by Murphy Oil Corporation.